Exhibit 23.5
Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Beyond, Inc. of our report dated July 3, 2023 with respect to the consolidated financial statements of tZERO Group, Inc.

/s/ Baker Tilly US, LLP

New York, New York
June 10, 2024

Baker Tilly US, LLP, trading as Baker Tilly, is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities. © 2024 Baker Tilly US, LLP